Exhibit 10.66

SETTLEMENT AGREEMENT

This Cancellation of Debt (Note Payable) in Exchange for Securities is entered as of August 1, 2012.  Beginning in December 2010 and up to July 27, 2012, Robert Levitt, made a series of loans to Global Earth Energy, Inc. (Note Payable to Robert Levitt) for a total amount of $303,250.  Due to the financial constraints of Global Earth Energy, Inc., Robert Levitt would like to be repaid in Global Earth Energy, Inc. shares valued at a price per share of $0.001 for a total of 303,250,000 shares.

The Note Payable will be converted into shares in increments and at the discretion of Robert Levitt by writing a letter to Global Earth Energy, Inc. requesting a Conversion.  Notwithstanding anything herein contained to the contrary, Robert Levitt will not be issued any shares, if after any such issuance, he should own in excess of 4.99% of Global Earth Energy, Inc.’s total share outstanding upon conversion at any one time.

Further, notwithstanding anything herein contained to the contrary, Global Earth Energy, Inc., at anytime shall have the right to pay in cash the balance then owning on the unconverted Note Payable.

Dated: December 22, 2012.

GLOBAL EARTH ENERGY, INC.

By:

    Sydney A. Harland, President

ROBERT LEVITT